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                                                                    EXHIBIT 12.1


                                 GREY WOLF, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES



                                                             SIX MONTH                   YEAR ENDED DECEMBER 31,
                                                            PERIOD ENDED    --------------------------------------------------
                                                           JUNE 30, 2004      2003       2002      2001      2000        1999
                                                           -------------    -------    -------    -------   -------    -------


Pretax income from continuing operations:                        (11,186)   (47,583)   (29,693)   111,306    (9,661)   (56,818)

Add:

   Fixed charges:
           Interest, whether expensed or capitalized               8,497     24,014     22,748     22,811    22,656     22,706
           Amortization of debt expense and discount or
           premium                                                 1,577      3,818      1,180      1,280     1,280      1,348
                                                            ------------    -------    -------    -------   -------    -------

Earnings as adjusted                                              (1,112)   (19,751)    (5,765)   135,397    14,275    (32,764)
                                                            ============    =======    =======    =======   =======    =======

Fixed charges                                                     10,074     27,832     23,928     24,091    23,936     24,054
                                                            ============    =======    =======    =======   =======    =======

Ratio of Earnings to Fixed Charges or Deficiency                 (11,186)   (47,583)   (29,693)      5.62    (9,661)   (56,818)
                                                            ============    =======    =======    =======   =======    =======

Series B preferred stock subcription dividend requirement              0          0          0          0         0          0
                                                            ------------    -------    -------    -------   -------    -------

Ratio of earnings to fixed charges and preferred stock
dividends                                                        (11,186)   (47,583)   (29,693)      5.62    (9,661)   (56,818)
                                                            ============    =======    =======    =======   =======    =======